PRESS RELEASE

For Immediate Release
Company Contact: Fred K. Suzuki
                 (847) 593-0226

                STEVIA COMPANY, INC. SEEKS JUDICIAL DISSOLUTION

          Elk Grove, Illinois (April 15, 1999) - Stevia Company, Inc. (Unlisted) announced today that the Circuit Court of Cook County, County Department, Chancery Division, entered an Order dissolving the Company and approving the Company's Plan of Liquidation. Under the Company's Plan of Liquidation, the creditors will be paid overall approximately 95% of the amount due to them. There will be insufficient proceeds remaining to make any distributions to shareholders.

          Lauane C. Addis, Receiver for the Company, said that "Liquidating the Company at this time eliminates the risk of insolvency proceedings in the future, and gives the Company the opportunity to pay a substantial portion of its liabilities." The Company has incurred losses since its inception in 1976, and has not been able to obtain financing and commence proposed commercial operations. "Incurring continuing losses is not in the best interest of the Company's creditors or its shareholders," added Mr. Addis.

          Stevia Company, Inc. was organized for the purpose of developing, manufacturing and marketing natural sweeteners and other products derived from the Stevia Rebaudiana plant. One product, Rebaudioside A, is a sweetener, 225-450 times sweeter than sugar.

          This Press Release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements.
Among
the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in this Press Release and those detailed from time to time in the Company's filing with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ending April 30, 1998, the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended July 31 and October 31, 1998, and in the Company's other public reports and statements.









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